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FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2000                      EXHIBIT 11.01

                           CARAUSTAR INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

           COMPUTATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE

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
                                                           THREE MONTHS ENDED    SIX MONTHS ENDED
                                                                JUNE 30,             JUNE 30,
                                                           -------------------   -----------------
                                                             2000       1999      2000      1999
                                                           --------   --------   -------   -------
Earnings:
  Net income available to common stock...................  $ 9,467    $10,316    $11,609   $21,731
                                                           -------    -------    -------   -------
Shares:
  Weighted average common shares outstanding.............   25,784     24,969     25,704    24,864
  Dilutive effect of stock options.......................        9        117         17       134
                                                           -------    -------    -------   -------
  Average diluted shares outstanding and equivalents.....   25,793     25,086     25,721    24,998
Basic earnings per common share:
  Net income.............................................  $  0.37    $  0.41    $  0.45   $  0.87
                                                           =======    =======    =======   =======
Diluted earnings per common share:
  Net income.............................................  $  0.37    $  0.41    $  0.45   $  0.87
                                                           =======    =======    =======   =======
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